Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below constitutes and appoints Suzanne S. Bettman and Daniel N. Leib, and each of them with full power to act without the other, his or her true and lawful attorney-in-fact, with full power and authority, for the purpose of executing, in the name and on behalf of the undersigned as a director of R. R. Donnelley & Sons Company, a Delaware corporation, a Registration Statement on Form S-8 to be filed in connection with the Company’s 2012 Performance Incentive Plan for the registration under the Securities Act of 1933, as amended, of the Company’s common stock, par value $1.25 per share and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Dated: February 21, 2013

/s/ Susan M. Cameron	/s/ Richard K. Palmer
Susan M. Cameron	Richard K. Palmer

/s/ Lee A. Chaden	/s/ John C. Pope
Lee A. Chaden	John C. Pope

/s/ Richard L. Crandall	/s/ Michael T. Riordan
Richard L. Crandall	Michael T. Riordan

/s/ Judith H. Hamilton	/s/ Oliver R. Sockwell
Judith H. Hamilton	Oliver R. Sockwell

/s/ Thomas S. Johnson	/s/ Stephen W. Wolf
Thomas S. Johnson	Stephen W. Wolf